UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2026

Cardiff Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

11055 Flintkote Avenue

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	CRDF	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 14, 2026, Cardiff Oncology, Inc. (the “Company”) and Nerviano Medical Sciences, S.r.l. (“Nerviano”) entered into a Confidential Settlement Agreement and Release (the “Settlement Agreement”) to resolve the litigation captioned Cardiff Oncology, Inc. v. Nerviano Medical Sciences S.r.l., Case No. 3:26-cv-03131-RBM-JLB, pending in the United States District Court for the Southern District of California (the “Litigation”). The Litigation arose out of a dispute between the parties concerning, among other things, inventorship of certain Company patents and the Company’s performance under the License Agreement, dated March 13, 2017, between Nerviano and Trovagene, Inc. (predecessor by name change to the Company) (the “License Agreement”), pursuant to which Nerviano granted the Company an exclusive worldwide license to develop and commercialize onvansertib.

Under the Settlement Agreement, the parties agreed to dismiss the Litigation with prejudice and to exchange mutual releases of claims relating to the Litigation and the License Agreement as in effect prior to its amendment. Neither party made any admission of liability, and no monetary payment was made by either party to the other in connection with the settlement of the Litigation.

Contemporaneously with the execution of the Settlement Agreement, and as a condition to its effectiveness, the Company and Nerviano also entered into an Amendment to License Agreement, dated as of September 14, 2026 (the “Amendment”), which amends certain provisions of the License Agreement. The material terms of the Amendment include, among others:

●	an updated exclusivity framework under which, subject to specified exceptions, neither Nerviano nor its affiliates may clinically develop or commercialize a competing product or the licensed molecule (onvansertib) during the royalty term;

●	an additional license fee payable by the Company to Nerviano on annual net sales of any product that practices a valid claim of a Company patent, in lieu of (and not in addition to) the royalty otherwise payable under the License Agreement;

●	development milestone and potential performance-related payment obligations related to Cardiff’s upcoming Phase 3 program as more fully described in the Amendment;

●	revised post-termination royalty tiers payable by Nerviano to the Company, depending on the stage of development or regulatory approval achieved as of any termination of the License Agreement;

●	a revised assignment provision under which the Company would owe Nerviano a percentage of transaction proceeds depending on the timing of dosing in the Company’s Phase III trial if the Company assigns its rights and obligations under the License Agreement, including by merger, consolidation, or change of control, before reading out Phase III data;

●	a board observer seat and a seat on the Company’s Scientific Advisory Board for Nerviano, along with enhanced governance, reporting, and Joint Development Committee provisions relating to the ongoing development of onvansertib; and

●	revised termination-for-cause provisions requiring a judicial or arbitral determination of material breach before the License Agreement may be terminated for cause.

The Amendment will become fully operative and effective as of the date on which the Litigation is dismissed with prejudice, and will thereafter govern the parties’ ongoing license relationship. Except as amended by the Amendment, the terms of the License Agreement remain in full force and effect.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 14, 2026, the Company issued a press release announcing the resolution of the Litigation and entering into the Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Amendment to License Agreement, dated as of September 14, 2026, by and between Cardiff Oncology, Inc. and Nerviano Medical Sciences, S.r.l.*

99.1	Press release dated September 14, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2026

CARDIFF ONCOLOGY, INC.

By:	/s/ Mani Mohindru
Mani Mohindru
Chief Executive Officer

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